Exhibit 99.1

Perry Ellis International Reports Strong Fourth Quarter and Fiscal Year 2018 Results

MIAMI, March 16, 2018 (GLOBE NEWSWIRE) — Perry Ellis International, Inc. (Nasdaq:PERY) today reported results for the fourth quarter (“fourth quarter of fiscal 2018”) and the fiscal year ended February 3, 2018 (“fiscal 2018”).

Key Fourth Quarter and Fiscal Year 2018 Financial Accomplishments:

For the Fourth Quarter:

•	Total revenues rose 11.3% to $227 million from $204 million in the 2017 fourth quarter

•	Gross margin expanded 50 basis points to 38.9%

•	GAAP pre-tax income almost doubled to $12.8 million from $6.7 million in fiscal 2017 and adjusted pre-tax income rose 37% to $15.8 million from $11.5 million in the fourth quarter of fiscal 2017

For the Fiscal Year:

•	Total revenues rose 2% to $875 million in line with guidance from $861 million reported in fiscal 2017

•	Fiscal Year GAAP gross margin expanded 70 basis points to 37.7%

•	Fiscal Year adjusted pre-tax income of $37.8 million, rose 7.3% from adjusted pre-tax income of $35.2 million in the fiscal 2017

•	Fiscal Year GAAP diluted EPS of $3.68, included a tax benefit of $22.9 million, or $1.49 per share and compared to GAAP diluted EPS of $0.95 per share in fiscal 2017

•	Adjusted diluted EPS increased 4.4% in line with guidance to $2.13, from adjusted diluted EPS of $2.04 in fiscal 2017

•	Total debt to capitalization improved to 10.7% from 17.2% at fiscal 2017 year end

Oscar Feldenkreis, Chief Executive Officer and President commented, “We are pleased to continue the positive momentum for our brands and businesses in the final quarter of the year, delivering a double digit increase in total revenue, a 50 basis point expansion in gross margin and continued leverage in expenses which contributed to an almost doubling of GAAP pre-tax earnings compared to the fourth quarter of last year. Our ongoing strength continues to validate the success of our strategy and the strong execution of our initiatives by our team with continuous innovation across our powerful global brands leading to strong acceptance of our product offerings around the world. The fourth quarter saw us direct our growth toward our higher margin core brands, channels and businesses which resulted in core brand sales increasing 19%, international growth of 33%, ecommerce sales rising and positive comparable sales. We remain excited about our outlook as we begin fiscal 2019 and expect the execution of our strategy along with the disciplined management of expenses and our balance sheet to result in another strong year for Perry Ellis International and its shareholders.”

Fiscal 2018 Fourth Quarter Results

Total revenue for the fourth quarter of fiscal 2018 was $227 million, an 11.3% increase (10.1% increase on constant currency) compared to $204 million reported in the fourth quarter of fiscal 2017. This reflected increases across all segments, with particular strength in Men’s Sportswear and Nike swim.

The disciplined management of inventory along with increased sales of higher margin core brands led to a 50 basis point expansion in GAAP gross margin to 38.9% in the fourth quarter from 38.4%. Strength in the Company’s Perry

Ellis, Golf Lifestyle Apparel and Nike swim business led to the margin increase. Adjusted gross margin was 38.9% compared with adjusted gross margin of 38.7% in the comparable period of the prior year. (Adjusted gross margin excludes certain items as outlined in Table 2 Reconciliation of Gross Profit to Adjusted Gross Profit and Adjusted Gross Margin).

Adjusted EBITDA totaled $21.2 million as compared to $17.1 million in the comparable period of the prior year. (Adjusted EBITDA excludes certain items as outlined in Table 3, Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA.)

Adjusted pre-tax income was $15.8 million, increasing 36.9% from $11.5 million in the fourth quarter of fiscal 2017. GAAP pre-tax income was $12.8 million compared to GAAP pre-tax income of $6.7 million in the comparable period of prior year. (Adjusted pre-tax income excludes certain items as outlined in Table 4 Reconciliation of Net Income before taxes to Adjusted Net Income before taxes.)

As reported under GAAP, the fourth quarter of fiscal 2018 net income was $39.7 million or $2.56 per diluted share, compared to net income of $9.0 million, or $0.59 per diluted share, in the fourth quarter of fiscal 2017. Adjusted net income for the fourth quarter of fiscal 2018 totaled $13.6 million or $0.88 per diluted share as compared to $10.1 million or $0.66 per diluted share in the fourth quarter of fiscal 2017. (Adjusted net income and adjusted income per diluted share exclude certain items as outlined in Table 1 Reconciliation of net income and income per diluted share to adjusted net income and adjusted net income per diluted share.)

Fiscal 2018 Results

Fiscal 2018 total revenue was $875 million, a 2% increase (2% increase on constant currency) compared to $861 million in fiscal 2017. This reflected growth in core brands, particularly Men’s Sportswear and Nike swim.

Adjusted earnings per diluted share for fiscal 2018 were $2.13 compared to adjusted earnings per diluted share of $2.04 in fiscal 2017. (Adjusted earnings per diluted share exclude the items outlined in the attached Table 1 for both fiscal periods.)

On a GAAP basis, net income for fiscal 2018 was $56.7 million, or $3.68 per diluted share, compared to a GAAP net income of $14.5 million, or $0.95 per diluted share, for fiscal 2017.

Earnings before interest, taxes, depreciation, amortization and impairments, as adjusted (“adjusted EBITDA”) for fiscal 2018 totaled $59.2 million, or 6.8% of total revenues, as compared to $57.2 million, or 6.6% of total revenues, in fiscal 2017. (Adjusted EBITDA excludes certain items as outlined in Table 3, Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA” for a reconciliation of net loss/income to adjusted EBITDA.)

Adjusted gross margin for fiscal 2018 was 37.8% compared to adjusted gross margin of 37.2% in fiscal 2017. Gross margin was positively impacted during fiscal 2018 by favorable product performance, which led to increases in merchandising margin in the Company’s domestic businesses. (Adjusted gross margin excludes certain items as outlined in Table 2, Reconciliation of Gross Profit to Adjusted Gross Profit and Adjusted Gross Margin.)

Selling, general and administrative (“SG&A”) expenses totaled $274.7 million for fiscal 2018 as compared to $280.0 million in fiscal 2017. SG&A in fiscal 2018 included $3.7 million related to consolidation of operations and strategic initiatives. SG&A in fiscal 2017 included $10.1 million in pension plan termination expense, as well as $8.6 million related to exited brands, consolidation of operations and strategic initiatives.

Balance Sheet

The Company’s financial position continues to be very strong. Fiscal 2018 year-end cash and investments totaled $49.3 million. The Company’s net debt to total capitalization stood at 10.7% at fiscal 2018 year-end as compared to 17.2% at the end of fiscal 2017. Working capital management continues to be a critical focus across the organization as inventory turned at approximately 3.8x for fiscal 2018.

Fiscal 2019 Guidance

The Company is providing revenue and earnings guidance for fiscal 2019. For comparability, the Company has recast its fiscal 2018 sales and earnings to remove the sales, income/losses related to the transition of the Laundry dress business to a license model and the elimination of Bon-Ton sales due to its bankruptcy and liquidation.

For fiscal 2019, the Company currently expects total revenue to be in the range of $855 million to $865 million from core sales of $843.6 million in fiscal 2018. Excluding any potential expenses (which could be significant) to be incurred by the Company in connection with the Board of Director’s exploration and evaluation of potential strategic alternatives and the related February 9, 2018 proposal to acquire the Company, diluted earnings per share are currently expected in the range of $1.80 to $1.90 assuming a tax rate of 25%, which compares to core adjusted diluted earnings per share of $1.70 in fiscal 2018.

About Perry Ellis International

Perry Ellis International, Inc. is a leading designer, distributor and licensor of a broad line of high quality men’s and women’s apparel, accessories and fragrances. The Company’s collection of dress and casual shirts, golf sportswear, sweaters, dress pants, casual pants and shorts, jeans wear, active wear, dresses and men’s and women’s swimwear is available through all major levels of retail distribution. The Company, through its wholly owned subsidiaries, owns a portfolio of nationally and internationally recognized brands, including: Perry Ellis®, An Original Penguin® by Munsingwear®, Laundry by Shelli Segal®, Rafaella®, Cubavera®, Ben Hogan®, Savane®, Grand Slam®, John Henry®, Manhattan®, Axist®, Jantzen® and Farah®. The Company enhances its roster of brands by licensing trademarks from third parties, including: Nike® and Jag® for swimwear, and Callaway®, PGA TOUR®, and Jack Nicklaus® for golf apparel and Guy Harvey® for performance fishing and resort wear. Additional information on the Company is available at http://www.pery.com.

Safe Harbor Statement

We caution readers that the forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as “anticipate,” “believe,” “budget,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “guidance,” “indicate,” “intend,” “may,” “might,” “plan,” “possibly,” “potential,” “predict,” “probably,” “proforma,” “project,” “seek,” “should,” “target,” or “will” or the negative thereof or other variations thereon and similar words or phrases or comparable terminology. Such forward-looking statements include, but are not limited to, statements regarding Perry Ellis’ strategic operating review, growth initiatives and internal operating improvements intended to drive revenues and enhance profitability, the implementation of Perry Ellis’ profitability improvement plan and Perry Ellis’ plans to exit underperforming, low growth brands and businesses. We have based such forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, many of which are beyond our control. These factors include: general economic conditions, a significant decrease in business from or loss of any of our major customers or programs, anticipated and unanticipated trends and conditions in our industry, including the impact of recent or future retail and wholesale consolidation, recent and future economic conditions, including turmoil in the financial and credit markets, the effectiveness of our planned advertising, marketing and promotional campaigns, our ability to contain costs, disruptions in the supply chain, including, but not limited to those caused by port disruptions, our future capital needs and our ability to obtain financing, our ability to protect our trademarks, our ability to integrate acquired businesses, trademarks, trade names and licenses, our ability to predict consumer preferences and changes in fashion trends and consumer acceptance of both new designs and newly introduced products, the termination or non-renewal of any material license agreements to which we are a party, changes in the costs of raw materials, labor and advertising, our ability to carry out growth strategies including expansion in international and direct-to-consumer retail markets; the effectiveness of our plans, strategies, objectives, expectations and intentions which are subject to change at any time at our discretion, potential cyber risk and technology failures which could disrupt operations or result in a data breach, the level of consumer spending for apparel and other merchandise, our ability to compete, exposure to foreign currency risk and interest rate risk, the impact to our business resulting from the United Kingdom’s referendum vote to exit the European Union and the uncertainty surrounding the terms and conditions of such a withdrawal, as well as the related impact to global stock markets and currency exchange rates; possible disruption in commercial activities due to terrorist activity and armed conflict, actions of activist investors and the cost and disruption of responding to those actions, and other factors set forth in Perry Ellis’ filings with the Securities and Exchange Commission. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in Perry Ellis’ filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which are valid only as of the date they were made. We undertake no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise.

Contact:

Annette Ramos, Investor Relations

305-873-1488

Annette.ramos@pery.com

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000’s, except per share information)

INCOME STATEMENT DATA:
	Three Months Ended		Year Ended
	February 3, 2018	January 28, 2017	February 3, 2018	January 28, 2017
Revenues
Net sales	$217,674	$195,572	$840,280	$825,086
Royalty income	9,642	8,608	34,573	36,000

Total revenues	227,316	204,180	874,853	861,086
Cost of sales	138,788	125,690	544,679	542,578

Gross profit	88,528	78,490	330,174	318,508
Operating expenses
Selling, general and administrative expenses	69,882	64,585	274,665	280,019
Depreciation and amortization	3,722	3,825	14,272	14,542
Impairment on long-lived assets	372	1,451	372	1,451

Total operating expenses	73,976	69,861	289,309	296,012
Gain on sale of long-lived assets	—	—	—	—

Operating income	14,552	8,629	40,865	22,496
Costs on early extinguishment of debt	—	195		195
Interest expense	1,710	1,743	7,148	7,395

Net income before income taxes	12,842	6,691	33,717	14,906
Income tax (benefit) provision	(26,843)	(2,306)	(22,933)	389

Net income	$39,685	$8,997	$56,650	$14,517

Net income, per share
Basic	$2.62	$0.60	$3.76	$0.97

Diluted	$2.56	$0.59	$3.68	$0.95

Weighted average number of shares outstanding
Basic	15,129	14,983	15,083	14,936
Diluted	15,517	15,352	15,383	15,215

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000’s)

BALANCE SHEET DATA:
	As of
	February 3, 2018	January 28, 2017
Assets
Current assets:
Cash and cash equivalents	$35,222	$30,695
Investments	14,086	10,921
Accounts receivable, net	156,863	140,240
Inventories	175,459	151,251
Other current assets	8,151	8,109

Total current assets	389,781	341,216

Property and equipment, net	56,164	61,835
Intangible assets, net	186,216	187,051
Deferred income taxes	411	334
Other assets	1,590	2,269

Total assets	$634,162	$592,705

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$98,848	$92,843
Accrued expenses and other liabilities	35,768	20,861
Accrued interest payable	1,334	1,450
Income taxes payable	1,466	—
Unearned revenues	2,907	2,710

Total current liabilities	140,323	117,864

Long term liabilities:
Senior subordinated notes payable, net	49,818	49,673
Senior credit facility	11,154	22,504
Real estate mortgages	32,721	33,591
Unearned revenues and other long-term liabilities	22,596	55,386

Total long-term liabilities	116,289	161,154

Total liabilities	256,612	279,018

Equity
Total equity	377,550	313,687

Total liabilities and equity	$634,162	$592,705

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

Table 1

Reconciliation of net income and net income per diluted share to adjusted net income and adjusted net income per diluted share

(UNAUDITED)

(amounts in 000’s, except per share information)

	Three Months Ended		Year Ended
	February 3, 2018	January 28, 2017	February 3, 2018	January 28, 2017
Net income	$39,685	$8,997	$56,650	$14,517
Adjustments:
Impairment on long-lived assets	372	1,451	372	1,451
Costs on exited brands	—	493	—	1,362
Costs of streamlining and consolidation of operations, legal settlement and other strategic initiatives	2,590	920	3,712	7,231
Costs of pension settlement	—	1,792	—	10,092
Costs on early extinguishment of debt	—	195	—	195
Tax expense	(29,065)	(3,760)	(28,010)	(3,760)

Net income, as adjusted (1)	$13,582	$10,088	$32,724	$31,088

	Three Months Ended		Year Ended
	February 3, 2018	January 28, 2017	February 3, 2018	January 28, 2017
Net income per share, diluted	$2.56	$0.59	$3.68	$0.95
Net per share impairment on long-lived assets	0.02	0.09	0.02	0.10
Net per share costs on exited brands	—	0.03	—	0.09
Net per share costs of streamlining and consolidation of operations, legal settlement and other strategic initiatives	0.17	0.07	0.24	0.48
Net per share costs of pension settlement	—	(0.13)	—	0.41
Net per share costs on early extinguishment of debt	—	0.01	—	0.01
Net per share gain on provision for income tax	(1.87)	—	(1.81)	—

Adjusted net income per share, diluted (1)	$0.88	$0.66	$2.13	$2.04

(1)	Net income, as adjusted, and adjusted net income per share, diluted, consists of net income (loss) or net income (loss) per share, diluted, as the case may be, adjusted for the impact of impairment on long-lived assets, the costs on exited brands, costs of streamlining and consolidation of operations, legal settlement, and other strategic initiatives, cost of pension settlement, costs on early extinguishment of debt as well as the tax impact of our tax audit, the newly enacted tax law and the reversal of our tax valuation allowance. These costs are not indicative of our core operations and thus to get a more comparable result with the operating performance of the apparel industry, they have been removed, net of taxes, from the calculation.

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

Table 2

RECONCILIATION OF GROSS PROFIT TO ADJUSTED GROSS PROFIT AND ADJUSTED GROSS MARGIN(1)

(UNAUDITED)

(amounts in 000's)

	Three Months Ended		Year Ended
	February 3, 2018	January 28, 2017	February 3, 2018	January 28, 2017

Gross profit	$88,528	$78,490	$330,174	$318,508

Costs on exited brands	—	493	—	1,362
Costs of streamlining and consolidation of operations, and other strategic initiatives	—	—	110	290

Gross profit, as adjusted	$88,528	$78,983	$330,284	$320,160

Total revenues	$227,316	$204,180	$874,853	$861,086

Gross margin, as adjusted	38.9%	38.7%	37.8%	37.2%

(1)	Adjusted gross profit consists of gross profit adjusted for costs on exited brands and costs of streamlining and consolidation of operations, and other strategic initiatives. We believe these costs are not indicative of our core operations and thus we have removed them to provide investors and analysts with a more comparable result when comparing our operating performance to that of the apparel industry.

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

Table 3

RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA(1)

(UNAUDITED)

(amounts in 000's)

	Three Months Ended		Year Ended
	February 3, 2018	January 28, 2017	February 3, 2018	January 28, 2017

Net income	$39,685	$8,997	$56,650	$14,517
Depreciation and amortization	3,722	3,825	14,272	14,542
Interest expense	1,710	1,743	7,148	7,395
Costs on early extinguishment of debt	—	195	—	195
Income tax provision	(26,843)	(2,306)	(22,933)	389

EBITDA	18,274	12,454	55,137	37,038

Adjustments:
Impairment on long-lived assets	372	1,451	372	1,451
Costs on exited brands	—	493	—	1,362
Costs of streamlining and consolidation of operations, legal settlement, and other strategic initiatives	2,590	920	3,712	7,231
Costs of pension settlement	—	1,792	—	10,092

EBITDA, as adjusted	$21,236	$17,110	$59,221	$57,174

Gross profit	$88,528	$78,490	$330,174	$318,508
Adjustments:
Selling, general and administrative expenses	(69,882)	(64,585)	(274,665)	(280,019)
Costs on exited brands	—	493	—	1,362
Costs of streamlining and consolidation of operations, legal settlement and other strategic initiatives	2,590	920	3,712	7,231
Costs of pension settlement	—	1,792	—	10,092

EBITDA, as adjusted	$21,236	$17,110	$59,221	$57,174

Total revenues	$227,316	$204,180	$874,853	$861,086

EBITDA margin percentage of revenues	9.3%	8.4%	6.8%	6.6%

(1)	Adjusted EBITDA consists of income before interest, taxes, depreciation, amortization, costs on early extinguishment of debt, impairment on long-lived assets, costs on exited brands, costs of streamlining and consolidation of operations, legal settlement, and other strategic initiatives, as well as cost of pension settlement. Adjusted EBITDA is not a measurement of financial performance under accounting principles generally accepted in the United States of America, and does not represent cash flow from operations. Adjusted EBITDA is presented solely as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry. In addition, we present adjusted EBITDA because we believe it assists investors and analysts in comparing our performance across periods on a consistent basis by excluding items that we do not believe are indicators of our core operating performance.

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

Table 4

Reconciliation of net income before income taxes to adjusted net income before income taxes

(UNAUDITED)

(amounts in 000's, except per share information)

	Three Months Ended		Year Ended
	February 3, 2018	January 28, 2017	February 3, 2018	January 28, 2017

Net income before income taxes	$12,842	$6,691	$33,717	$14,906
Adjustments:
Impairment on long-lived assets	372	1,451	372	1,451
Costs on exited brands	—	493	—	1,362
Costs of streamlining and consolidation of operations, legal settlement and other strategic initiatives	2,590	920	3,712	7,231
Costs of pension settlement	—	1,792	—	10,092
Costs on early extinguishment of debt	—	195	—	195

Net income before income taxes, as adjusted (1)	$15,804	$11,542	$37,801	$35,237

(1)	Net income (loss) before income taxes, as adjusted, consists of net income (loss) before income taxes, adjusted for the impact of impairment on long-lived assets, costs on early extinguishment of debt, the costs on exited brands, and costs of streamlining and consolidation of operations, legal settlement, and other strategic initiatives, as well as cost of pension settlement. These costs are not indicative of our core operations and thus to get a more comparable result with the operating performance of the apparel industry, they have been removed, net of taxes, from the calculation.